Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated March 2, 2009, except with respect to our opinion on the consolidated financial statements as it relates to the effects of the change in accounting for noncontrolling interests discussed in Note A, as to which the date is September 15, 2009, relating to the consolidated financial statements of NewPage Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dayton, Ohio

December 11, 2009